FOR IMMEDIATE RELEASE

HENRY BROS. ELECTRONICS, INC. RECEIVES LETTER FROM AMEX
REGARDING DELAYED FORM 10-Q FILING

Announces Preliminary Results for 2006 and the First
Half of 2007

FAIR LAWN, N.J., August 27, 2007 – Henry Bros. Electronics, Inc. (Amex: HBE), a turnkey provider of technology-based integrated electronic security solutions, today announced that it received a letter from the American Stock Exchange (“Exchange”) regarding the delay in filing its Form 10-K for the year ended December 31, 2006 and Form 10-Q for the quarters ending March 31, 2007 and June 30, 2007. The letter advises the Company that it is not in compliance with sections 134 and 1101 of the Amex Company Guide.

Henry Bros. President Brian Reach stated, “We have been in contact with the Exchange since first reporting in April 2007 that we would delay the filing of our December 31, 2006 Form 10-K due to the discovery of unexplained reconciling items in certain clearing accounts. That resulted in us submitting a Plan for regaining compliance with the Exchange listing standards by October 18, 2007, which was approved by the Exchange. At present we have identified and corrected the accounting issues and are finalizing our Form 10-K for 2006 which we expect filing with the Exchange by mid September 2007. We have also taken appropriate measures to prevent a repetition of this situation.

“At this time, we expect to report a net loss of approximately $2.2 million, or $0.38 per diluted share, for the year ended December 31, 2006 as compared with net income of $1.1 million, or $0.19 per diluted share, for the year ended December 31, 2005. Revenue for the year ended December 31, 2006 is expected to be $42.2 million, relatively unchanged from the 2005 similar period.”

Mr. Reach continued, “We anticipate filing our Form 10 Q’s for the quarters ending March 31 and June 30, 2007 prior to September 30, 2007. Preliminary results for the six months ending June 30, 2007 indicate revenue of approximately $24 million and a net loss of $300 to $600 thousand as compared with revenues for the six months ended June 30, 2006 of $19.2 million and net income of $255 thousand. As previously announced, we made significant progress during our second quarter in streamlining our processes resulting in positive results and allowing us to partially offset the losses incurred during our first quarter. We ended June 2007 with a record backlog of $32.3 million, which combined with the return to profitability in the second quarter, leads us to believe that, we are on the path to achieve our financial objectives.”

About Henry Bros. Electronics, Inc.
Henry Bros. Electronics provides technology-based integrated electronic security systems, services and emergency preparedness consultation to commercial enterprises and government agencies. The Company has offices in Arizona, California, Colorado, Maryland, New Jersey, New York, Texas and Virginia.

For more information, visit http://www.hbe-inc.com.

Safe Harbor Statement: Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Without limiting the generality of the foregoing, there can be no assurance that the Company will again be compliant with its filing requirements, report the results referred to above or achieve profitability. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained under the heading of risk factors listed in the Company's filings with the U.S. Securities and Exchange Commission. Henry Bros. Electronics Inc. does not assume any obligation to update the forward-looking information.

Investor Contacts:

Todd Fromer / Erika Kay	Brian Reach, President
KCSA Worldwide	Henry Bros. Electronics, Inc.
212-896-1215 / 212-896-1208	201-794-6500
tfromer@kcsa.com / ekay@kcsa.com	breach@hbe-inc.com